Exhibit 99.1
INOVIO Reports Second Quarter 2026 Financial Results and Recent Business Highlights

•U.S. Food and Drug Administration (FDA) review of Biologics License Application (BLA) for INO-3107 as a treatment for Recurrent Respiratory Papillomatosis (RRP) advancing with a target Prescription Drug User Fee Act (PDUFA) date of October 30, 2026
•Commercial preparations advancing in anticipation of potential product launch for INO-3107
•Positive topline results reported from Phase 3 trial for VGX-3100 for the treatment of cervical dysplasia patients by ApolloBio, INOVIO’s partner in China
•Presented promising data from next-generation DNA-Encoded Monoclonal Antibody (DMAb™) and DNA-Encoded Protein (DPROT) programs at several scientific conferences
•Current cash, cash equivalents, and short-term investments anticipated to fund operations into late first quarter 2027, through a potential launch of INO-3107, if approved

PLYMOUTH MEETING, PA – August 12, 2026 – INOVIO (NASDAQ: INO), a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases, today announced its financial results for the second quarter ended June 30, 2026 and provided an update on recent company developments.

“As the FDA’s review of our BLA for INO-3107 continues to advance, we are pleased to have held the informal clinical meeting with the FDA, where we presented the totality of data supporting INO-3107’s safety and efficacy and highly differentiated approach in treating RRP, and our rationale for accelerated approval eligibility,” said Dr. Jacqueline Shea, INOVIO’s President and Chief Executive Officer. “We are confident in INO-3107’s potential to become the preferred product among patients, healthcare providers and payers, if approved, and are committed to ensuring that all patients have access to therapeutic options that work for them in reducing the need for surgery to control their disease. We look forward to the final stages of the review process and further advancing our commercial preparations.”

Operational Highlights

INO-3107 – Recurrent Respiratory Papillomatosis (RRP)
The FDA’s review of the BLA for INO-3107 continues to advance under the Agency’s accelerated approval program toward a PDUFA target action date of October 30, 2026. Regulatory progress includes completion of the late-cycle review meeting and all scheduled pre-licensure inspections. An informal clinical meeting was conducted, where INOVIO presented the totality of data supporting INO-3107’s safety and efficacy and highly differentiated approach in treating RRP, along with the company’s rationale for accelerated approval eligibility. During the informal meeting, the FDA did not discuss its preliminary comment in the file acceptance letter regarding accelerated approval eligibility. In addition, the FDA stated that feedback on the confirmatory trial design would be forthcoming. INOVIO continues to believe that INO-3107 fulfills the criteria for accelerated approval by meeting an unmet clinical need and providing a meaningful therapeutic benefit over existing treatments.
In anticipation of a potential approval in 2026, INOVIO is preparing its commercial launch activities. Recently, INOVIO engaged Syneos Health to recruit and deploy Medical Science Liaisons (MSLs), and Syneos Health is also serving as the company’s contract sales organization to support commercialization in the U.S. INOVIO has also engaged or identified key commercial partners, including a third-party logistics provider, Agency of Record, specialty distributor, specialty pharmacy, and patient hub.

The FDA previously granted INO-3107 both Orphan Drug and Breakthrough Therapy designations.

VGX-3100 – Cervical Dysplasia (High-grade Squamous Intraepithelial Lesions)
In May 2026, INOVIO’s partner for VGX-3100 in Greater China, ApolloBio, announced positive topline results from its pivotal Phase 3 trial of VGX-3100 as a potential treatment for cervical dysplasia. The trial successfully met its predefined primary efficacy endpoint and demonstrated an overall favorable safety and tolerability profile. ApolloBio plans to use the results from the study to support a future filing for regulatory approval of VGX-3100 in China. VGX-3100 is INOVIO’s investigational DNA immunotherapy developed for diseases associated with high-risk human papillomavirus (HPV) types 16 and 18.

Next-Generation DNA Medicine Candidates
INOVIO presented promising data from our next-generation DNA-Encoded Monoclonal Antibody (DMAb™) and DNA-Encoded Protein (DPROT) programs at the American Society of Gene and Cell Therapy Annual Meeting in May 2026 and the World Orphan Drug Congress in June 2026, highlighting positive preclinical data on Factor VIII production for Hemophilia A. INOVIO is continuing discussions with potential partners to accelerate development of this promising platform with a focus on developing additional DPROT indications in the rare disease space, including Fabry Disease and Hypophosphatasia (HPP).

General Corporate
INOVIO remains focused on financial discipline, directing resources to advance the INO-3107 program toward a potential 2026 approval and preparing for commercialization. The company strengthened its balance sheet with an underwritten public equity offering in July 2026. Net proceeds from the offering, after deducting underwriting discounts, commissions and offering expenses, were approximately $18.3 million.

Second Quarter 2026 Financial Results

•Research and Development (R&D) Expenses: R&D expenses for the three months ended June 30, 2026 decreased to $10.8 million from $14.5 million for the same period in 2025. The decrease was primarily the result of lower employee and consultant compensation, including stock-based compensation, lower engineering outside services related to our device development, and lower inventory expenses, among other variances.

•General and Administrative (G&A) Expenses: G&A expenses decreased to $7.8 million for the three months ended June 30, 2026 from $8.6 million for the same period in 2025.

•Total Operating Expenses: Total operating expenses decreased to $18.6 million for the three months ended June 30, 2026 from $23.1 million for the same period in 2025.

•Net Loss: INOVIO’s net loss for the three months ended June 30, 2026 was $6.0 million, or $0.07 per basic and diluted share, compared to a net loss of $23.5 million, or $0.61 per basic and diluted share, for the three months ended June 30, 2025. The decrease in net loss was primarily driven by a $13.9 million non-cash gain on fair value adjustment related to our warrant liabilities for the three months ended June 30, 2026. As the fair value of the warrants fluctuates with our share price and other market inputs, this adjustment can result in significant variability in our reported net loss.

•Cash, Cash Equivalents and Short-term Investments: As of June 30, 2026, cash, cash equivalents and short-term investments were $36.7 million (excluding net proceeds from the

July 2026 offering of approximately $18.3 million), compared to $58.5 million as of December 31, 2025.

Cash Guidance
INOVIO estimates that current cash, cash equivalents and short-term investments balances will support operations into late first quarter 2027, through a potential launch of INO-3107, if approved. This projection includes the net proceeds of approximately $18.3 million from the public offering in July 2026, as well as an operational net cash burn estimate of approximately $18 million for the third quarter of 2026. These cash runway projections do not include any further capital-raising activities that INOVIO may undertake.

Conference Call / Webcast Information
INOVIO's management will host a live conference call and webcast with slides at 4:30 p.m. ET today to discuss INOVIO's financial results and provide a general business update. The live webcast and replay may be accessed by visiting INOVIO's website at http://ir.inovio.com/events-and-presentations/default.aspx.

About INOVIO's DNA Medicines Platform
INOVIO’s DNA medicines platform has two innovative components: precisely designed DNA plasmids, delivered by INOVIO’s proprietary investigational medical device, CELLECTRA. INOVIO uses proprietary technology to design its DNA plasmids, which are small circular DNA molecules that work like software the body’s cells can download to produce specific proteins to target and fight disease. INOVIO’s proprietary CELLECTRA delivery devices are designed to optimally deliver its DNA medicines to the body’s cells without requiring chemical adjuvants or lipid nanoparticles and without the risk of the anti-vector response historically seen with viral vector platforms.

About INOVIO
INOVIO is a biotechnology company focused on developing and commercializing innovative DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases. INOVIO’s technology optimizes the design and delivery of DNA medicines that teach the body to manufacture its own disease-fighting tools. For more information, visit www.inovio.com.

Forward-Looking Statements
This press release contains certain forward-looking statements relating to our business, including the timing and success of preclinical studies and clinical trials; the ability to obtain and maintain regulatory approval of our product candidates; the FDA's continued review of our BLA for INO-3107 toward a PDUFA target action date of October 30, 2026; the outcome of our meeting with the FDA to discuss eligibility for the accelerated approval program, including feedback on our proposed confirmatory trial design; the potential benefits of INO-3107 and our other potential product candidates, including our belief that INO-3107 has a positively differentiated product profile and the potential to become the preferred product by patients and their physicians, if approved; the scope, progress and expansion of developing and commercializing our product candidates, including the anticipated commercial launch of INO-3107, if approved; our anticipated growth strategies; our ability to establish and maintain development partnerships; our estimated operational net cash burn of approximately $18 million for the third quarter of 2026; and the expected sufficiency of our cash resources through a potential launch of INO-3107, if approved, and into late first quarter 2027. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Contacts
Media: Jennie Willson, (267) 429-8567, communications@inovio.com
Investors: Peter Vozzo - ICR Healthcare, (443) 213-0505, investor.relations@inovio.com

Inovio Pharmaceuticals, Inc.
CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,526,164	$44,273,319
Short-term investments	5,147,853	14,239,145
Prepaid expenses and other current assets, including from affiliated entity	3,239,232	2,610,882
Total current assets	39,913,249	61,123,346
Fixed assets, net	1,888,725	2,527,603
Investments in affiliated entity	—	2,103,688
Operating lease right-of-use assets	5,670,451	6,542,923
Other assets	1,917,069	2,012,475
Total assets	$49,389,494	$74,310,035
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,653,162	$11,053,618
Accounts payable and accrued expenses due to affiliated entity	—	74,473
Accrued clinical trial expenses	338,461	650,680
Common stock warrant liabilities	25,024,799	29,067,162
Operating lease liability	2,898,637	2,822,622
Total current liabilities	39,915,059	43,668,555
Operating lease liability, net of current portion	5,103,352	6,545,204
Total liabilities	45,018,411	50,213,759
Stockholders’ equity:
Preferred stock	—	—
Common stock	82,342	68,997
Additional paid-in capital	1,845,429,136	1,839,830,405
Accumulated deficit	(1,840,860,419)	(1,815,165,163)
Accumulated other comprehensive loss	(279,976)	(637,963)
Total Inovio Pharmaceuticals, Inc. stockholders’ equity	4,371,083	24,096,276
Total liabilities and stockholders’ equity	$49,389,494	$74,310,035

Inovio Pharmaceuticals, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Revenue from collaborative arrangement	$—	$—	$—	$65,343
Operating expenses:
Research and development	10,826,549	14,521,407	24,896,656	30,612,309
General and administrative	7,797,973	8,563,112	15,677,859	17,588,082
Total operating expenses	18,624,522	23,084,519	40,574,515	48,200,391
Loss from operations	(18,624,522)	(23,084,519)	(40,574,515)	(48,135,048)
Other income (expense):
Interest income	363,847	610,638	803,440	1,418,715
Change in fair value of common stock warrant liabilities	13,868,616	(1,878,010)	18,006,319	1,834,862
Gain (loss) on investment in affiliated entity	—	776,373	(2,103,688)	1,471,504
Net unrealized gain on available-for-sale equity securities	94,221	759,289	173,298	899,523
Other expense, net	(1,714,620)	(703,183)	(2,000,110)	(703,665)
Net loss	$(6,012,458)	$(23,519,412)	$(25,695,256)	$(43,214,109)
Net loss per share
Basic and diluted	$(0.07)	$(0.61)	$(0.34)	$(1.12)
Weighted average number of common shares used to compute net loss per share
Basic and diluted	81,619,113	38,830,053	75,395,090	38,722,451